PART F/S

                 HARBOR TOWN HOLDING GROUP I, INC.
                   (A Development Stage Company

                         BALANCE SHEET
                          (Unaudited)
                       December 31, 1997



ASSETS

Current assets:
    Cash                                        $     4,268

        Total current assets                          4,268

                                                $     4,268


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses       $     1,530

        Total current liabilities                     1,530

Stockholders' equity:
    Common stock; no par value; 50,000,000
      shares authorized; 20,000,000 shares
      outstanding                                    43,695
    Retained deficit                               ( 40,957)

        Total stockholders' equity                    2,738


                                                $     4,268

                 HARBOR TOWN HOLDING GROUP I, INC.
                   (A Development Stage Company)

                      STATEMENT OF OPERATIONS
                            (Unaudited)

           For the Period May 6, 1997 (Date of Inception)
                        to December 31, 1997





Sales, net                                       $     -

Cost of sales                                          -

Gross profit (loss)                                    -

General and administrative expenses                  40,957

Net loss                                         (   40,957)

Retained earnings(deficit), beginning
of period                                              -

Retained earnings(deficit), end of period        (   40,957)

Net loss per share                              $      (.00)

Weighted average shares outstanding               8,830,143

               HARBOR TOWN HOLDING GROUP I, INC.
                 (A Development Stage Company

                    STATEMENT OF CASH FLOW
                          (Unaudited)

        For the Period May 6, 1997 (Date of Inception)
                      to December 31, 1997




Cash flows from operating activities:
   Net loss                                      $   ( 40,957)
   Non cash compensation                               25,095
   Changes in assets and liabilities -
     increase in account payable                        1,530

Net cash provided (used) for operations              ( 14,332)

Cash flows from financing activities:
  Proceeds from sale of capital stock                  18,600

Net increase (decrease) in cash                         4,268

Cash, beginning of period                                -

Cash, end of period                              $      4,268

Supplemental disclosure:
  Cash paid for interest                         $       -

  Income taxes paid                              $       -

               HARBOR TOWN HOLDING GROUP I, INC.
                 (A Development Stage Company

         STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          (Unaudited)

        For the Period May 6, 1997 (Date of Inception)
                      to December 31, 1997

                                                              Deficit
                                                            Accumulated
                                                            during the
                                                  Common    Development
                                     Shares       Stock        Stage     Total
Issuance of share to Net Lnnx      2,058,209   $   12,600    $   -     $ 12,600

Issuance of share to Wheeler      17,931,250       31,000                31,000

Issuance of shares to a director      10,541           95                    95

Net Loss                               -              -       (40,957)  (40,957)

Balance, December 31, 1997        20,000,000   $   43,695    $(40,957) $( 2,738)
